UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

Warby Parker Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-40825 (Commission File Number)	80-0423634 (IRS Employer Identification No.)

233 Spring Street, 6th Floor East New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

(646) 847-7215

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	WRBY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (P30.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2024, Warby Parker Inc. (the “Company”), a Delaware public benefit corporation, and Warby Parker Retail, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (together, the “Borrowers”), entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., Citibank, N.A., the other lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”).

The Credit Agreement provides for a revolving credit facility with borrowing capacity up to $120,000,000 at any time outstanding. The Credit Agreement also contains an uncommitted accordion feature pursuant to which the Borrowers can expand their borrowing capacity by $55,000,000 for maximum borrowings of $175,000,000, subject to certain conditions. The Credit Agreement matures on February 21, 2029 (the “Maturity Date”), and the Borrowers may borrow, repay and reborrow amounts under the revolving credit facility until the Maturity Date. At closing, there were no borrowings under the Credit Agreement.

Proceeds of the borrowings under the Credit Agreement are intended to be used for working capital and other general corporate purposes in the ordinary course of business. Borrowings under the Credit Agreement are secured and will bear interest at a rate equal to, at the Borrowers’ option, either (a) the greater of the prime rate (as defined in the Credit Agreement) or 2.5%, plus an applicable margin of 0.65% to 0.90% or (b) adjusted SOFR (as defined in the Credit Agreement), plus an applicable margin of 1.65% to 1.90%. The applicable margin shall be determined based on the Borrowers’ consolidated senior net leverage ratio. The Borrowers are also obligated to pay other customary fees for a credit facility of this size and type, including an unused commitment fee of 0.20% to 0.25% per annum, depending on the Borrowers’ consolidated senior net leverage ratio, and fees associated with letters of credit. In connection with the Credit Agreement, the Borrowers also paid the lenders certain upfront fees.

The obligations of the Borrowers under the Credit Agreement are secured by first-lien security interests in substantially all of the assets of the Borrowers. In addition, the obligations are required to be guaranteed in the future by certain additional domestic subsidiaries of the Company.

The Credit Agreement contains a financial maintenance covenant, which only applies while borrowings exceed $30 million, and requires the Borrowers to maintain a maximum consolidated senior net leverage ratio of 3.00:1.00, which will be tested on the last day of each fiscal quarter.

In addition, the Credit Agreement contains customary affirmative and negative covenants for a transaction of this type, including covenants that limit indebtedness, liens, capital expenditures, asset sales, investments and restricted payments, in each case subject to negotiated exceptions and baskets. The Credit Agreement also contains representations, warranties and event of default provisions customary for a transaction of this type.

The foregoing is a summary description of certain terms of the Credit Agreement and does not purport to be complete, and it is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 1.02 Termination of a Material Definitive Agreement.

On February 21, 2024, in connection with entry into the Credit Agreement described in Item 1.01, the Borrowers terminated their prior Credit Agreement, dated September 30, 2022 (as amended, the “Prior Credit Agreement”), with the lenders from time-to-time party thereto and Comerica Bank, as Administrative Agent, Sole Lead Arranger and Sole Bookrunner. Upon the termination of the Prior Credit Agreement, the Company was required to cash collateralize letters of credit of $4.3 million (the “Letters of Credit”) originally issued under the Prior Credit Agreement. Other than the Letters of Credit, there were no outstanding borrowings under the Prior Credit Agreement.

A copy of the Prior Credit Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 4, 2022, a copy of the First Amendment to the Prior Credit Agreement was filed as Exhibit 10.1 to the Company's Form 10-Q filed on May 9, 2023, and a copy of the Second Amendment to the Prior Credit Agreement was filed as Exhibit 10.1 to the Company's Form 10-Q filed on August 9, 2023.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARBY PARKER INC.

Dated: February 23, 2024	By:	/s/ Steve Miller
Steve Miller
Chief Financial Officer